N E W S R E L E A S E

Investors:	Brett Manderfeld	Media:	Matt Stearns
	Senior Vice President		Senior Vice President
	952-936-7216		202-276-0085

(For Immediate Release)
UNITEDHEALTH GROUP PROVIDES EXPANSIVE SUPPORT TO COVID-19 RESPONSE EFFORTS
REPORTS BALANCED FIRST QUARTER PERFORMANCE

MINNETONKA, Minn. (April 15, 2020) - During the first quarter of 2020, UnitedHealth Group (NYSE: UNH) responded to the COVID-19 global health crisis, rapidly redirecting its business efforts to provide a broad range of critical support to patients, customers, care providers and communities, while maintaining full employment for its team members.

"From the outset of the COVID-19 pandemic, our singular priority has remained clear: the health, safety and support of the people and communities we serve, including our dedicated team of 325,000 people and the heroic members of the health care workforce, and the reliability and sustainability of health care delivery systems,” said David S. Wichmann, chief executive officer of UnitedHealth Group.

In response to the pandemic, the company continues to mobilize the full strength of its resources, grounded in clinical expertise, advanced technologies and health information science, to deliver the best care for patients, support its members and care provider partners, and deliver innovative solutions and support for the communities it serves and the entire health system. An overview highlighting some of the company’s initial response efforts is included here. The company will further expand its efforts to address the ever changing developments related to the COVID-19 crisis as events evolve.

First quarter 2020 net earnings were $3.52 per share and adjusted net earnings were $3.72 per share. These results reflect minimal impact from the progression of the COVID-19 virus across the U.S. given various factors that only emerged late in the quarter, including: rising U.S. incidence and response initiatives; multiple investment initiatives including coverage expansions and increased access to critical care and pharmacy services; other funding and support initiatives; and lower elective care demand.

The company maintained its full year earnings per share outlook for 2020, including net earnings of $15.45 to $15.75 per share and adjusted net earnings of $16.25 to $16.55 per share. As the year progresses, the company will continue to evaluate the impact of COVID-19 across its balanced and diversified businesses.

Separately today, the company announced Andrew Witty, President, UnitedHealth Group and CEO of Optum, will take a leave of absence to help lead the World Health Organization’s new initiative for COVID-19 vaccine development. Witty will return to his positions upon completion of this temporary assignment.

Quarterly Financial Performance
	Three Months Ended
	March 31,	March 31,	December 31,
	2020	2019	2019
Revenues	$64.4 billion	$60.3 billion	$60.9 billion
Earnings from Operations	$5.0 billion	$4.8 billion	$5.1 billion
Net Margin	5.2%	5.7%	5.8%

•	UnitedHealth Group’s first quarter 2020 revenues grew $4.1 billion or 6.8% to $64.4 billion, reflecting broad-based revenue growth across Optum and UnitedHealthcare.

•
First quarter earnings from operations grew $164 million or 3.4% year-over-year to $5.0 billion. Adjusted net earnings per share were in line with the same period last year. Both reflected higher earnings from operations, offset by a higher tax rate from the return of the health insurance tax and the extra calendar days this quarter.

•	Cash flows from operations were $2.9 billion, or 0.8 times net income, impacted by timing factors as noted in the fourth quarter 2019.

•
The medical care ratio of 81.0% in first quarter 2020 decreased from 82.0% last year in the same quarter, due primarily to the return of the health insurance tax, partially offset by the impact of the extra calendar days. Favorable reserve development was $580 million compared to $300 million in the year ago quarter. Days claims payable were 50.5 days compared to 48.9 days in the first quarter 2019 and 50.8 days in the fourth quarter 2019.

•
The operating cost ratio of 15.5% in first quarter 2020 increased from 14.1% in the same period last year, primarily due to the return of the health insurance tax and business mix, partially offset by productivity improvements.

•
Return on equity of 23.6% continued to reflect the company’s strong overall margin profile. Dividend payments grew 19.1% year-over-year to $1.0 billion and the company repurchased 6.2 million shares for $1.7 billion in first quarter 2020.

•
Corporate cash available was $10.9 billion at the end of the first quarter 2020 reflecting measures taken to assure strong liquidity levels in response to financial market volatility particularly evident in March 2020. As a result, the debt to total capital ratio was 46.3% to end the quarter. Adjusted for the excess corporate cash balances, the debt to total capital ratio was 40.5%.

UnitedHealthcare provides health care benefits, serving individuals and employers, and Medicare and Medicaid beneficiaries. UnitedHealthcare is dedicated to improving the value health care consumers receive by reducing the total cost of care, enhancing the quality of care received, improving health and wellness and simplifying the health care experience.

Quarterly Financial Performance
	Three Months Ended
	March 31,	March 31,	December 31,
	2020	2019	2019
Revenues	$51.1 billion	$48.9 billion	$48.2 billion
Earnings from Operations	$2.9 billion	$3.0 billion	$2.1 billion
Operating Margin	5.7%	6.0%	4.3%

•
UnitedHealthcare first quarter revenues grew by $2.2 billion or 4.4% to $51.1 billion, primarily due to growth in Medicare Advantage and dual special needs plans. First quarter 2020 earnings from operations of $2.9 billion were roughly in line with last year, as expected, and were impacted by the extra calendar days in this year’s quarter.

–
UnitedHealthcare Employer & Individual first quarter 2020 revenues of $14.3 billion increased $196 million year-over-year. UnitedHealthcare served 27.0 million people with commercial benefits in first quarter 2020, a decline of 475,000 from the same quarter last year.

–
UnitedHealthcare Medicare & Retirement revenues grew by $2.1 billion or 9.7% to $23.2 billion in first quarter 2020, as the business grew to serve 5.6 million people in Medicare Advantage at quarter-end, an increase of 410,000 people year-over-year.

–
UnitedHealthcare Community & State revenues grew $271 million to $11.5 billion in the first quarter 2020, driven by growth in serving more people with higher acuity needs, such as people dually eligible for Medicare and Medicaid and participants in long-term services and supports programs. UnitedHealthcare Community & State served 545,000 fewer people in first quarter 2020 as compared to the same period last year due to market withdrawals in 2019.

–	UnitedHealthcare Global revenues declined $351 million to $2.2 billion in first quarter 2020, primarily due to weakening foreign currency.

Optum is a health services business serving the broad health care marketplace, including payers, care providers, health systems, employers, governments, life sciences companies and consumers. Using market-leading information, data analytics, technology and clinical insights, Optum helps improve overall health system performance: optimizing care quality, reducing health care costs and improving the consumer and physician experience.

Quarterly Financial Performance
	Three Months Ended
	March 31,	March 31,	December 31,
	2020	2019	2019
Revenues	$32.8 billion	$26.4 billion	$29.8 billion
Earnings from Operations	$2.1 billion	$1.9 billion	$3.0 billion
Operating Margin	6.4%	7.1%	10.1%

•
In the first quarter of 2020, Optum revenues grew by $6.5 billion or 24.6% year-over-year to $32.8 billion, including double-digit revenue growth across each of the three businesses. Optum’s first quarter 2020 earnings from operations grew $230 million or 12.2% year-over-year to $2.1 billion, led by OptumInsight and OptumHealth.

–
OptumHealth revenues grew $2.5 billion or 36.9% year-over-year to $9.2 billion, with diversified growth, including strength in care delivery. OptumHealth served approximately 96 million people at March 31, 2020, up 3 million people from the prior year, with a 33% increase in revenue per consumer driven by continued growth in value-based care arrangements.

–	OptumInsight revenues grew 13.9% to $2.5 billion in first quarter 2020, while revenue backlog grew 10.3% year-over-year to $19.2 billion at quarter end.

–
OptumRx revenues in the first quarter 2020 increased $3.7 billion or 21.0% year-over-year to $21.6 billion, reflecting new client wins and continued growth in specialty drugs. OptumRx fulfilled 339 million adjusted scripts in first quarter 2020, consistent with the same period last year, despite the effects of a previously announced large client transition.

COVID-19 Response
Coronavirus (COVID-19) is profoundly impacting the health of people around the world, as well as our global economies. The safety and health of the people we serve, our team members, their families, our stakeholders, broader communities and the reliability of our health care systems consume our resources and our focus. Actions we have taken to date include:

Care of Our Team Members

●   We are employing and paying full wages to our entire workforce.

●   Team members who have COVID-19, or are subject to a quarantine, are paid fully and not required to take paid time off. All costs of COVID-19 are covered fully with no cost sharing.

●   Compensation for our front line clinical workforce serving in high incidence communities was increased.

●   Business continuity plans and clinical safety protocols are engaged fully and effective in keeping team members safe while serving the needs of our members, patients, customers and government partners without disruption.

●   Within days, 90% of our non-clinical workforce was transitioned to a work at home status while maintaining all service levels.

●   More than 80 processes and protocols were developed to guide our Care Delivery Organizations for COVID-19 scenarios, CDC protocols, and state and county regulations.

●   Provided early refills, prolonged authorizations and increased home delivery options of medication to ensure no shortages, and hours were extended at our behavioral health pharmacies to ensure medication adherence for those with mental health and substance use disorders.

●   Deployed triage tools, including a symptom checker with next best action recommendations for our highest risk members. The tools provide the most up-to-date information about prevention, coverage, care and support needed to rapidly assess symptoms, schedule telehealth visits, talk with a nurse, refill or schedule home delivery for prescriptions and access to emotional support 24 hours a day.

●   Deployed 700 Advance Practice Clinicians to serve members and patients on telehealth lines.

●   Quickly shifted more than 4,000 OptumCare physicians to telehealth visits that would otherwise be cancelled due to COVID-19 safety concerns. These visits are essential to ensure chronically ill patients remain well cared for.

●   Opened a special enrollment period to allow commercial customers to add employees who previously declined health benefit coverages.

●   Facilitated coverage transitions to ensure current members maintain health insurance.

●   Allowed grace periods for employees and individuals to pay premiums.

●   Provided more than $60 million in support to date to those affected by COVID-19, including hot spot relief efforts, health workforce safety, seniors, homelessness and food insecurity.

●   Organized our cafeteria and food service teams to make meals for those in need - more than 75,000 meals per week -- in Minneapolis-St. Paul, Greensboro, Hartford and Las Vegas.

●   Allocated three senior executives to major scientific discovery and relief efforts; one to assist development of a global strategy for vaccine discovery and distribution at the World Health Organization and two to provide leadership in developing and deploying New Jersey’s field based hospital system.

●   We will not request, nor do we intend to retain, any government assistance.

Enlisting Our Resources to Serve Others

●   Accelerated nearly $2 billion of payments to care providers to provide needed liquidity for the health system.

●   Selected by HHS to assist in processing and distributing a portion of the $100 billion CARES Act funding to care delivery providers.

●   Developed and tested a new self-administered COVID-19 swab protocol, which is now FDA approved, and the protocol has led to meaningfully improved testing efficiency, safety and protection of health care workers and reduced consumption of personal protection equipment.

●   Waived all cost sharing for COVID-19 diagnosis and treatment.

●   Provided unlimited telehealth visits at no cost.

●   Removed all COVID-19 prior authorizations.

●   Opened free access to our mental health mobile app, and 24/7 emotional support phone lines, to help all Americans cope with mental health impacts during the COVID-19 pandemic.

●   Expanded support for socially isolated members, coordinating access to medications, supplies, food, care and support programs.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a diversified health care company dedicated to helping people live healthier lives and helping make the health system work better for everyone. UnitedHealth Group offers a broad spectrum of products and services through two distinct platforms: UnitedHealthcare, which provides health care coverage and benefits services; and Optum, which provides information and technology-enabled health services. For more information, visit UnitedHealth Group at www.unitedhealthgroup.com or follow @UnitedHealthGrp on Twitter.

Earnings Conference Call
As previously announced, UnitedHealth Group will discuss the company’s results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern Time today. UnitedHealth Group will host a live webcast of this conference call from the Investors page of the company’s website (www.unitedhealthgroup.com). Following the call, a webcast replay will be available on the same site through April 29, 2020. The conference call replay can also be accessed by dialing 1-800-757-4770. This earnings release and the Form 8-K dated April 15, 2020, can also be accessed from the Investors page of the company’s website.

Non-GAAP Financial Information
This news release presents non-GAAP financial information provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of the non-GAAP financial information to the most directly comparable GAAP financial measure is provided in the accompanying tables found at the end of this release.

Forward-Looking Statements
The statements, estimates, projections, guidance or outlook contained in this document include “forward-looking” statements which are intended to take advantage of the “safe harbor” provisions of the federal securities law. The words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “forecast,” “outlook,” “plan,” “project,” “should” and similar expressions identify forward-looking statements. These statements may contain information about financial prospects, economic conditions and trends and involve risks and uncertainties. Actual results could differ materially from those that management expects, depending on the outcome of certain factors including: risks associated with public health crises, large-scale medical emergencies and pandemics, such as the COVID-19 pandemic; our ability to effectively estimate, price for and manage medical costs; new or changes in existing health care laws or regulations, or their enforcement or application; the DOJ’s legal action relating to the risk adjustment submission matter; our ability to maintain and achieve improvement in quality scores impacting revenue; reductions in revenue or delays to cash flows received under government programs; changes in Medicare, the CMS star ratings program or the application of risk adjustment data validation audits; failure to maintain effective and efficient information systems or if our technology products do not operate as intended; cyberattacks, other privacy/data security incidents, or our failure to comply with related regulations; risks and uncertainties associated with the pharmacy benefits management industry; competitive pressures; changes in or challenges to our public sector contract awards; our ability to contract on competitive terms with physicians, hospitals and other service providers; failure to achieve targeted operating cost productivity improvements; increases in costs and other liabilities associated with litigation, government investigations, audits or reviews; failure to manage successfully our strategic alliances or complete or receive anticipated benefits of strategic transactions; fluctuations in foreign currency exchange rates; downgrades in our credit ratings; our investment portfolio performance; impairment of our goodwill and intangible assets; and our ability to obtain sufficient funds from our regulated subsidiaries or from external financings to fund our obligations, maintain our debt to total capital ratio at targeted levels, maintain our quarterly dividend payment cycle, or continue repurchasing shares of our common stock. This above list is not exhaustive. We discuss these matters, and certain risks that may affect our business operations, financial condition and results of operations more fully in our filings with the SEC, including our reports on Forms 10-K, 10-Q and 8-K. By their nature, forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Actual results may vary materially from expectations expressed or implied in this document or any of our prior communications. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements, except as required by law.

# # #

UNITEDHEALTH GROUP
Earnings Release Schedules and Supplementary Information
Quarter Ended March 31, 2020

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Supplemental Financial Information - Businesses

•	Supplemental Financial Information - Business Metrics

•	Reconciliation of Non-GAAP Financial Measure

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Revenues
Premiums	$50,640	$47,513
Products	8,431	8,072
Services	4,985	4,318
Investment and other income	365	405
Total revenues	64,421	60,308
Operating costs
Medical costs	41,000	38,939
Operating costs	10,015	8,517
Cost of products sold	7,687	7,381
Depreciation and amortization	723	639
Total operating costs	59,425	55,476
Earnings from operations	4,996	4,832
Interest expense	(437)	(400)
Earnings before income taxes	4,559	4,432
Provision for income taxes	(1,094)	(875)
Net earnings	3,465	3,557
Earnings attributable to noncontrolling interests	(83)	(90)
Net earnings attributable to UnitedHealth Group common shareholders	$3,382	$3,467
Diluted earnings per share attributable to UnitedHealth Group common shareholders	$3.52	$3.56
Adjusted earnings per share attributable to UnitedHealth Group common shareholders (a)	$3.72	$3.73
Diluted weighted-average common shares outstanding	962	975
(a) See page 6 for a reconciliation of the non-GAAP measure

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	March 31, 2020	December 31, 2019
Assets
Cash and short-term investments	$24,445	$14,245
Accounts receivable, net	14,613	11,822
Other current assets	19,749	16,567
Total current assets	58,807	42,634
Long-term investments	36,578	37,209
Other long-term assets	93,682	94,046
Total assets	$189,067	$173,889
Liabilities, redeemable noncontrolling interests and equity
Medical costs payable	$22,772	$21,690
Short-term borrowings and current maturities of long-term debt	15,828	3,870
Other current liabilities	40,006	36,222
Total current liabilities	78,606	61,782
Long-term debt, less current maturities	35,779	36,808
Other long-term liabilities	13,078	13,137
Redeemable noncontrolling interests	1,741	1,726
Equity	59,863	60,436
Total liabilities, redeemable noncontrolling interests and equity	$189,067	$173,889

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Operating Activities
Net earnings	$3,465	$3,557
Noncash items:
Depreciation and amortization	723	639
Deferred income taxes and other	247	176
Share-based compensation	231	243
Net changes in operating assets and liabilities	(1,723)	(1,381)
Cash flows from operating activities	2,943	3,234
Investing Activities
Sales and maturities of investments, net of purchases (purchases, net of sales and maturities)	30	(319)
Purchases of property, equipment and capitalized software	(469)	(562)
Cash paid for acquisitions, net	(929)	(689)
Other, net	(165)	154
Cash flows used for investing activities	(1,533)	(1,416)
Financing Activities
Common share repurchases	(1,691)	(3,002)
Dividends paid	(1,024)	(860)
Net change in short-term borrowings and long-term debt	10,797	1,851
Other, net	1,221	1,739
Cash flows from (used for) financing activities	9,303	(272)
Effect of exchange rate changes on cash and cash equivalents	(129)	(5)
Increase in cash and cash equivalents	10,584	1,541
Cash and cash equivalents, beginning of period	10,985	10,866
Cash and cash equivalents, end of period	$21,569	$12,407

UNITEDHEALTH GROUP
SUPPLEMENTAL FINANCIAL INFORMATION - BUSINESSES
(in millions, except percentages)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Revenues
UnitedHealthcare	$51,068	$48,896
Optum	32,839	26,360
Eliminations	(19,486)	(14,948)
Total consolidated revenues	$64,421	$60,308
Earnings from Operations
UnitedHealthcare	$2,888	$2,954
Optum (a)	2,108	1,878
Total consolidated earnings from operations	$4,996	$4,832
Operating Margin
UnitedHealthcare	5.7%	6.0%
Optum	6.4%	7.1%
Consolidated operating margin	7.8%	8.0%

Revenues
UnitedHealthcare Employer & Individual	$14,280	$14,084
UnitedHealthcare Medicare & Retirement	23,152	21,096
UnitedHealthcare Community & State	11,453	11,182
UnitedHealthcare Global	2,183	2,534

OptumHealth	$9,192	$6,713
OptumInsight	2,494	2,189
OptumRx	21,557	17,817
Optum eliminations	(404)	(359)
(a) Earnings from operations for Optum for the three months ended March 31, 2020 and 2019 included $712 and $626 for OptumHealth; $536 and $432 for OptumInsight; and $860 and $820 for OptumRx, respectively.

UNITEDHEALTH GROUP
SUPPLEMENTAL FINANCIAL INFORMATION - BUSINESS METRICS

UNITEDHEALTHCARE CUSTOMER PROFILE
(in thousands)

People Served	March 31, 2020	December 31, 2019	March 31, 2019
Commercial:
Risk-based	8,215	8,575	8,340
Fee-based	18,825	19,185	19,175
Total Commercial	27,040	27,760	27,515
Medicare Advantage	5,575	5,270	5,165
Medicaid	5,880	5,900	6,425
Medicare Supplement (Standardized)	4,440	4,500	4,500
Total Public and Senior	15,895	15,670	16,090
Total UnitedHealthcare - Domestic Medical	42,935	43,430	43,605
International	5,605	5,720	6,125
Total UnitedHealthcare - Medical	48,540	49,150	49,730

Supplemental Data
Medicare Part D stand-alone	4,150	4,405	4,480

OPTUM PERFORMANCE METRICS

	March 31, 2020	December 31, 2019	March 31, 2019
OptumHealth Consumers Served (in millions)	96	96	93
OptumInsight Contract Backlog (in billions)	$19.2	$19.3	$17.4
OptumRx Quarterly Adjusted Scripts (in millions)	339	333	339

Note: UnitedHealth Group served 139 million unique individuals across all businesses at March 31, 2020.

UNITEDHEALTH GROUP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(in millions, except per share data)
(unaudited)

ADJUSTED NET EARNINGS PER SHARE(a)

	Three Months Ended March 31,		Projected Year Ended December 31,
	2020	2019	2020
GAAP net earnings attributable to UnitedHealth Group common shareholders	$3,382	$3,467	$14,750 - $15,050
Intangible amortization	265	227	~1,025
Tax effect of intangible amortization	(65)	(56)	~(250)
Adjusted net earnings attributable to UnitedHealth Group common shareholders	$3,582	$3,638	$15,525 - $15,825

GAAP diluted earnings per share	$3.52	$3.56	$15.45 - $15.75
Intangible amortization per share	0.27	0.23	~1.05
Tax effect per share of intangible amortization	(0.07)	(0.06)	~(0.25)
Adjusted diluted earnings per share	$3.72	$3.73	$16.25 - $16.55

(a)
Adjusted net earnings per share is a non-GAAP financial measure. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

Adjusted net earnings per share excludes from the relevant GAAP metric, as applicable, intangible amortization and other items, if any, that do not relate to the Company's underlying business performance. Management believes that the use of adjusted net earnings per share provides investors and management useful information about the earnings impact of acquisition-related intangible asset amortization. As amortization fluctuates based on the size and timing of the Company’s acquisition activity, management believes this exclusion provides a more useful comparison of the Company's underlying business performance and trends from period to period. While intangible assets contribute to the Company’s revenue generation, the intangible amortization is not directly related. Therefore, the related revenues are included in adjusted earnings per share.